SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST
EVENT REPORTED): February 5, 2008

VERTIS, INC.

d/b/a Vertis Communications

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	333-97721	13-3768322
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

250 WEST PRATT STREET		21201
BALTIMORE, MARYLAND		(Zip Code)
(Address of Principal Executive Offices)

(410) 528-9800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05                    COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On February 5, 2008, Vertis, Inc. (“Vertis” or the “Company”) announced the consolidation of its San Leandro advertising inserts operation into the Company’s three remaining California-based regional facilities.  This consolidation will include the relocation of San Leandro’s printing presses.  The Company’s decision to close its San Leandro facility was made with the intent of properly aligning the Company’s cost structure with current marketplace conditions by improving the utilization of presses and lowering overall operating costs.  The Company believes that improved utilization of presses and lower overall costs will allow Vertis to more effectively compete in today’s highly competitive business environment.  The Company estimates the savings associated with this consolidation to be approximately $3.5 million annually, primarily related to the elimination of fixed overhead and selling, general and administrative costs.  Vertis is continuously evaluating its clients’ needs and makes decisions to size its workforce and national network of facilities to match its business plans.  As part of our planning for this transition, each client’s needs were carefully assessed to ensure the effective transfer of production, guaranteeing that our customers will continue to receive the high quality work for which Vertis is known.

In connection with this consolidation, the Company estimates the total costs to be approximately $5.8 million, which includes $1.2 million of severance and related costs, $2.1 million of facility closure costs and $2.5 million of asset write-offs.  All costs, with the exception of the asset write-offs, are anticipated to be cash costs.  In addition, the Company will spend approximately $6.1 million in capital to install and upgrade the presses relocated to other facilities.  The Company expects this consolidation to be complete in the fourth quarter of 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTIS, INC.

By:	/s/ BARRY C. KOHN
Name:Barry C. Kohn
Title: Chief Financial Officer

Date:  February 11, 2008